Exhibit 99.2

Company Contacts:	Investor Relations Contacts:
Neurologix, Inc.	Lippert/Heilshorn & Associates, Inc.
Mark Hoffman	Kim Sutton Golodetz (kgolodetz@lhai.com)
(201) 592-6451	Shayne Payne (spayne@lhai.com)
www.neurologix.net	(212) 838-3777

NEUROLOGIX RECEIVES FAVORABLE REVIEW OF FIRST-EVER PROTOCOL OF GENE THERAPY FOR EPILEPSY PATIENTS

FORT LEE, N.J. (September 28, 2004) - Neurologix Inc. (OTCBB: NRGX), a developer of proprietary therapies for treating central nervous system disorders, today announced that it has received a favorable review of its clinical trial protocol presented to the National Institute of Health’s Recombinant DNA Advisory Committee (RAC) for NLX-E201, the Company’s gene therapy product for the treatment of intractable temporal lobe epilepsy. Based on comments offered by the RAC, Neurologix plans to submit an Investigational New Drug (IND) application to the U.S. Food and Drug Administration (FDA) in first half of 2005 for permission to begin a Phase I study.

The protocol was presented by one of the Neurologix founders, Matthew During, M.D., D.Sc. on Sept. 23, 2004 and discussed by members of the RAC and the ad hoc reviewer. Both the ad hoc reviewer and members of the RAC commented positively on the design of the clinical protocol, and suggested some minor changes to the study’s design. The RAC voted unanimously to support the protocol revisions and generation of additional supporting safety and toxicity data that is currently underway.

The critical proof-of-principle studies that form part of the scientific underpinnings to support a clinical epilepsy trial using NLX-E201 were published in both the Journal of Neuroscience and European Journal of Neuroscience this past year. Neurologix continues to sponsor ongoing research programs conducted by an international group of epilepsy researchers to further strengthen the Company’s epilepsy development program. Included in this international group of researchers are Dr. Luiz Mello at the University Federal at Sao Paulo, Brazil working on non-human primate models; Dr. Alsa Pitkanen in Finland working in chronically-epileptic rats, and, Dr. Annamaria Vezzani in Milan working on multiple preclinical models.

"This epilepsy trial will represent another significant advance for Neurologix," said Dr. During. "Following on our pioneering Parkinson’s disease Phase I gene therapy trial which commenced in August 2003, the trial in subjects with temporal lobe epilepsy will be the world’s first gene therapy trial for epilepsy."

Dr. During continued, "Our current plans are for the trial to be conducted at the comprehensive epilepsy center at UCLA by Principal Investigators, Dr. Itzhak Fried and Dr. John Stern. UCLA is the largest epilepsy center on the west coast, and has an enviable history in the field, being the first institution to use telemetry to chronically monitor epilepsy patients, as well as the first to use depth electrode EEG recording. UCLA is also the primary site for the ongoing NIH supported ERSET trial, an evaluation of early surgery in the treatment of intractable temporal lobe epilepsy."

Commenting on the announcement, Michael Sorell, M.D., CEO of Neurologix said, "Temporal lobe epilepsy represents a major burden to the U.S. healthcare system. Of the 2.5 million individuals with epilepsy in the U.S., temporal lobe epilepsy represents the most common and is the most refractory to medical treatment, leading to approximately 350,000 people with seizures despite optimal medical therapy. Of this number, approximately 200,000 could potentially benefit from surgery, but current practice involves resection of the temporal lobe. The significant associated risks act as a strong deterrent resulting in only about 3,000 procedures done each year. Neurologix’s approach to introduce the gene of one of the brain’s natural anticonvulsants is an attractive alternative and, if successful, is likely to carve out an important niche in attending to the large unmet need."

About RAC
The RAC was established on October 7, 1974 with a key role of advising the NIH director and the NIH Office of Biotechnology Activities. The committee is made up of a panel of up to 21 national experts in various fields of science, medicine, genetics, ethics, and patient perspectives that considers the current state of knowledge and technology regarding recombinant DNA research.

About Neurologix, Inc.
Neurologix, Inc. (the "Company") is a development stage company, involved in developing treatments for disorders of the brain and central nervous system using gene therapy and other alternative therapies. The Company’s initial development efforts are focused on gene therapy for treating Parkinson’s disease and epilepsy and its core technology, which it refers to as "NLX", is currently being tested in a Phase I human clinical trial, sponsored by the Company, to treat Parkinson’s disease.

Cautionary statement regarding forward-looking statements
This News Release includes certain statements of the Company that may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and which are made pursuant to the Private Securities Litigation Reform Act of 1995. These forward-looking statements and other information relating to the Company are based upon the beliefs of management and assumptions made by and information currently available to the Company. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, or performance, as well as underlying assumptions and statements that are other than statements of historical fact, including statements regarding the Company’s acquisition plans. When used in this document, the words "expects," "anticipates," "estimates," "plans," "intends," "projects," "predicts," "believes," "may" or "should," and similar expressions, are intended to identify forward-looking statements. These statements reflect the current view of the Company's management with respect to future events. The Company recognizes that in order to carry out such clinical trials it will need to secure additional financing, as indicated in its filings on Form 10-K. The Company is a development stage company and there is no assurance that its NLX technology will prove safe or effective in treating disorders of the brain and central nervous system or that it will ever become profitable. Many factors could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance, or achievements that may be expressed or implied by such forward-looking statements, including, among other things the factors recited under "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2003.

# # #